As filed with the U.S. Securities and Exchange Commission on February 26, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Procore Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	73-1636261
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6309 Carpinteria Avenue

Carpinteria, CA 93013

(866) 477-6267

(Address of principal executive offices) (Zip code)

Procore Technologies, Inc. 2021 Equity Incentive Plan, As Amended

Procore Technologies, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Craig F. Courtemanche, Jr.

President and Chief Executive Officer

Procore Technologies, Inc.

6309 Carpinteria Avenue

Carpinteria, CA 93013

(866) 477-6267

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Benjamin C. Singer Procore Technologies, Inc. 6309 Carpinteria Avenue Carpinteria, CA 93013 (866) 477-6267	Rachel B. Proffitt Jon C. Avina Logan Tiari Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

2021 Equity Incentive Plan

The 2021 Equity Incentive Plan, as amended (the “2021 Plan”) of Procore Technologies, Inc. (the “Registrant”) provides that the total number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of the Registrant’s common stock (the “Common Stock”) outstanding on December 31st of the preceding year, or a lesser number of shares determined by the Registrant’s Board of Directors. Accordingly, on January 1, 2025, the number of shares of Common Stock reserved for issuance under the 2021 Plan increased by an additional 7,492,656 shares (or five percent (5%) of the outstanding shares of Common Stock as of December 31, 2024).

2021 Employee Stock Purchase Plan

The Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) provides that the total number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1st of each year for a period of up to ten years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, and (ii) 3,900,000 shares of Common Stock; provided that, prior to the date of any such increase, the Registrant’s Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii), or that there will be no increase in the share reserve for such calendar year. Accordingly, on January 1, 2025, the number of shares of Common Stock reserved for issuance under the 2021 ESPP increased by an additional 1,498,531 shares (or one percent (1%) of the outstanding shares of Common Stock as of December 31, 2024).

The Registrant previously registered shares of its Common Stock for issuance under the 2021 Plan and the 2021 ESPP on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2021 (File No. 333-256312), a Registration Statement on Form S-8 filed with the SEC on March 4, 2022 (File No. 333-263320), a Registration Statement on Form S-8 filed with the SEC on March 1, 2023 (File No. 333-270158), and a Registration Statement on Form S-8 filed with the SEC on February 26, 2024 (File No. 333-277367). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025 (File No. 001-40396) pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)  The description of the Registrant’s Common Stock which is contained in a registration statement on Form  8-A filed on May 10, 2021 (File No. 001-40396)  under the Exchange Act, as updated by Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-40396	3.1	May 24, 2021

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-40396	3.1	December 6, 2024

4.3	Form of common stock certificate of the Registrant.	S-1/A	333-236789	4.1	May 6, 2021

4.4	Sixth Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated September 24, 2019.	S-1/A	333-236789	4.2	February 28, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Procore Technologies, Inc. 2021 Equity Incentive Plan, as amended, and related form agreements.	10-K	001-40396	10.3	February 26, 2025

99.2	Procore Technologies, Inc. 2021 Employee Stock Purchase Plan and related form agreements.	S-1/A	333-236789	10.4	May 10, 2021

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California, on this 26th day of February, 2025.

PROCORE TECHNOLOGIES, INC.

By:	/s/ Howard Fu
Howard Fu
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig F. Courtemanche, Jr., Howard Fu, and Benjamin C. Singer, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig F. Courtemanche, Jr.	President, Chief Executive Officer, and Director	February 26, 2025
Craig F. Courtemanche, Jr.	(Principal Executive Officer)

/s/ Howard Fu	Chief Financial Officer	February 26, 2025
Howard Fu	(Principal Financial Officer)

/s/ William F. Fleming, Jr.	Senior Vice President, Corporate Controller	February 26, 2025
William F. Fleming, Jr.	(Principal Accounting Officer)

/s/ Kathryn A. Bueker	Director	February 26, 2025
Kathryn A. Bueker

/s/ Nanci E. Caldwell	Director	February 26, 2025
Nanci E. Caldwell

/s/ Erin M. Chapple	Director	February 26, 2025
Erin M. Chapple

/s/ Brian Feinstein	Director	February 26, 2025
Brian Feinstein

/s/ William J.G. Griffith IV	Director	February 26, 2025
William J.G. Griffith IV

/s/ Kevin J. O’Connor	Director	February 26, 2025
Kevin J. O’Connor

/s/ Graham V. Smith	Director	February 26, 2025
Graham V. Smith

/s/ Elisa A. Steele	Director	February 26, 2025
Elisa A. Steele